Exhibit 10.61

DST PURCHASE AND SALE AGREEMENT

Hanes Delaware Statutory Trust (DST) (7% Ownership)

DATED AS OF May 29, 2018,

by and among

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, L. P.

a Delaware Limited Partnership

and

GADSDEN GROWTH PROPERTIES, INC.,

a Maryland corporation

Annex A	Defined Terms

Exhibit I	Mortgages and other Indebtedness Regarding the Subject DST (7% OWNERSHIP)

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OMNIBUS SALE AGREEMENT, dated as of May 29, 2018 (this “Agreement”), by and among FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, LP, a Delaware Limited Partnership, and GADSDEN GROWTH PROPERTIES, INC., a Maryland corporation (the “REIT”).

WHEREAS, the REIT desires to acquire the direct or indirect interests in certain real property and related assets and interests, including the Subject Delaware Statutory Trust 7% OWNERSHIP described below;

WHEREAS, the REIT intends to file a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) and list its shares on the OTC Markets such as the OTCQB market so that its shares of common stock, par value $0.01 (“Common Stock”) are eligible for listing and listed and traded on such market;

WHEREAS, the Seller intends to distribute the shares of Common Stock that it will receive in connection with the transfer and conveyance of the Subject DST (7% OWNERSHIP)

WHEREAS, Seller desires to convey and transfer the Subject DST 7% OWNERSHIP;

Subject DST (7% OWNERSHIP)

WHEREAS the DST (7% OWNERSHIP) related assets and interests (collectively, the “Subject DST (7% OWNERSHIP”) consists of the following:

●	7% of the Hanes Delaware Statutory Trust, which title is good and marketable, and free and clear of encumbrances except only non-monetary matters of record The entity interest that is being transferred and assign is called the “Sold Entity”

●	Each subsidiary is called a “Sold Entity Subsidiary”

DST (7% OWNERSHIP))100% of the accrued and unpaid interest and/or dividends owed to the Seller

The right to enforce the contractual provisions of and to receive 100% of the accrued and unpaid interest and/or dividends owed to the Seller but withheld by the manager and/or the trustee of the DST

Consideration to by paid by REIT

WHEREAS, the consideration for the purchase of the Subject DST (7% OWNERSHIP) is the number of shares described in Section 1.02(b) (the “Transaction Shares”);

Ownership of the Hanes DST

WHEREAS, the DST (7% OWNERSHIP) is currently, wholly owned by Seller, directly or indirectly.

Ownership of Seller

WHEREAS, the Seller is wholly owned, directly or indirectly, by First Capital Real Estate Trust, a Maryland corporation (the “Seller Owner”);

Capitalized Terms

WHEREAS, certain capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto as set forth in Annex A.

I.	THE SALE

Section 1.01.         Sale of the Subject DST (7% OWNERSHIP)

(a)          On the Closing Date, the Seller, convey, transfer and assign (the “Sale”) all rights in, to and under the Subject DST (7% OWNERSHIP to Gadsden Realty Investments, in exchange for the Transaction Shares. All of the rights in, to and under shall include, but not be limited to 100% of the accrued and unpaid interest and/or dividends owed to the Seller, the right to enforce the contractual provisions of and to receive 100% of the accrued and unpaid interest and/or dividends owed to the Seller but withheld by the manager and/or the trustee of the DST.

(b)          The sale, conveyance, transfer and assignment of the Subject DST (7% OWNERSHIP))shall be subject to the obligations and liabilities of the Subject DST (7% OWNERSHIP) as reasonably determined by the REIT, and in accordance with one or more definitive documents and instruments that are required to fully effect the Sale as may be reasonably required by the REIT, including the deed or other transfer of marketable title to the Subject DST (7% OWNERSHIP) free and clear of all liens other than the Seller Mortgage and other customary liens (collectively, the “Definitive Documents”), in each case, as reasonably determined by the REIT. The Definitive Documents will include the loan pay off letter or similar document from the lender of the Seller Mortgage showing a payment to discharge Seller Mortgage of not more than Maximum Seller Mortgage Amount, which loan will be repaid by the REIT or its subsidiary at the closing of the Sale of the Subject DST (7% OWNERSHIP). It is acknowledged and agreed that any principal balance in excess of such amount shall be paid by Seller or, reduce !first, the Cash Consideration (but not, after considerations all adjustments to the Cash Consideration, below zero) that would be otherwise be payable to Seller and then! the number of Transaction Shares that are otherwise payable, valued at the estimated initial trading price of the Common Stock on the first trading day of such shares following the effective date of the Registration Statement (“Effective Date Trading Price”). Further, any accrued and unpaid interest on the Seller Mortgage will be included as a proration and such amount shall be paid by Seller or, reduce [first the Cash Consideration (but not, after considerations all adjustments to the Cash Consideration, below zero) and then the number of Transaction Shares, valued at the Effective Date Trading Price] the that would be otherwise be payable to Seller.

Section 1.02.         Consideration by the REIT.

(a)          In consideration for the contributions or other conveyance, transfer and assignments, the REIT shall issue and deliver the following:

(i)          The Transaction Shares.

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(b)          Computation of the Number of Transaction Shares. For the purposes of this Agreement, the number of Transaction Shares that are issued with respect to the Subject DST (7% OWNERSHIP) shall be the number of shares of Common Stock based on the Effective Date Trading Price that in the aggregate that, subject to any adjustments as provided in this Agreement, are substantially equal to:

(i)          The sum of] the following: $305,000 gross purchase price in Series B convertible stock.

(A)         the applicable net fair value of the Subject DST (7% OWNERSHIP) as of the Closing Date as reasonably determined by the REIT based on the valuation of the Subject DST (7% OWNERSHIP) set forth on Exhibit I as of the date of this Agreement, subject to pro rations (which will reduce the number of Transaction Shares, based on the Effective Date Trading Price).

Section 1.03.         Charter Documents. INTENTIONALLY DELETED.

Section 1.04.         Directors and Officers. The directors and officers of the REIT and its subsidiaries as of the Effective Date shall be such individuals as designated by the REIT.

II.	CONDITIONS PRECEDENT

Section 2.01.         Conditions Precedent. The respective obligations of each party to effect the transactions described in ARTICLE I and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the mutual consent of Seller and the REIT:

(a)          The parties have received all consents necessary to effectuate the transactions contemplated by this Agreement, including without limitation:

(i)          The consent of the Seller Owner to take such actions to consummate the transactions contemplated by Article I, including any consents required under the applicable trust agreement; and

(ii)         The consent of the REIT for it, and OPCO and its subsidiaries, to take such actions to consummate the transactions contemplated by Article I.

Section 2.02.         Conditions in Favor of the REIT. The respective obligations of the REIT to effect the transactions described in ARTICLE I and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the REIT:

(a)          The Underlying DST (7% OWNERSHIP), and each indirect interest therein to be acquired as part of the Subject DST (7% OWNERSHIP), shall not be subject to any liens or encumbrances or restrictions other than the Seller Mortgage and customary title encumbrances that do not materially decrease the estimated fair value of the Underlying DST (7% OWNERSHIP) as of the date of this Agreement;

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(b)          The amount of the liabilities and obligations assumed with respect to the Subject DST (7% OWNERSHIP), including entity level payables, liabilities, or assumed obligations, shall be acceptable to the REIT;

(c)          There shall not have been any material adverse change with respect to the Underlying DST (7% OWNERSHIP), or any events that are expected to materially change the operating expenses of the Underlying DST (7% OWNERSHIP), it being acknowledged that any change that would change the value or the annual operating expenses by 3% or more shall be deemed to be material for the purposes of this Agreement.

Section 2.03.         Conditions in Favor of the Seller. The respective obligations of the Seller to effect the transactions described in ARTICLE I and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part by the Seller:

(a)          The REIT shall have issued the Transaction Shares.

III.	CLOSING

Section 3.01.         Closing. The closing of the transactions described in Section 1.01 and the issuance of the Transaction Shares effective on the Closing Date described in Section 1.02 (the “Closing”) shall take place on the Effective Date, it being acknowledged that the closing shall be scheduled on the settlement date of the offering of Common Stock described in the Registration Statement, after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until after the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article II, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”). The Closing shall be held at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, NY 10016, unless another place is agreed to in writing by the parties hereto. For the avoidance of doubt, there is no obligation that any representative of Seller or the Seller Owner be physically present at the Closing and, rather, such parties, through their authorized representatives, may participate in the Closing remotely.

Section 3.02.         Delivery of Documents. As soon as practicable on the Closing Date, the parties hereto shall cause the transactions described in Article Ito be consummated by the execution of each of the Definitive Documents.

IV.	COVENANTS

Section 4.01.         Covenants of Seller. Seller agrees that, unless the REIT agrees in writing or otherwise stated in this Agreement:

(a)          Until the earlier of the Closing Date and the abandonment or termination of this Agreement pursuant to Article — or otherwise (the “Release Time”), no amendment will be made in the charter documents of Seller or Seller Owner.

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(b)          Until the Release Time, no equity interest or any other security or contractual commitment to issue any security of any of Seller, shall be issued or sold by Seller and there shall not be any transfer or assignment or pledge of any such equity interest in Seller.

(c)          Unless the REIT otherwise consents (which consent shall not be unreasonably withheld, delayed or conditioned with respect to the Cash Reserve Requirement), until the Release Time, no dividend or liquidating or other distribution shall be authorized, declared, paid, or effected by Seller other than as provided in this Agreement or as done in the ordinary course of business.

(d)          Before Seller releases any information concerning this Agreement, or any of the transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, Seller shall cooperate with the REIT, shall furnish drafts of all documents or proposed oral statements to the REIT for comment, and shall not release any such information without the consent of the REIT, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent Seller from releasing any information if required to do so by law.

(e)          Seller shall not make any agreement or reach any understanding not approved by the REIT as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, all negotiations for the refinancing of the Seller Mortgage shall be directed by the REIT.

(f)          Seller shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Closing Date, it being understood that Seller is expected to take direction regarding these matters from REIT or its counsel.

(g)          For the purposes of this Agreement, the term “Cash Reserve Requirement” shall mean that Seller has sufficient cash and cash equivalents to pay the prorations and other obligations regarding the Subject DST (7% OWNERSHIP) that have accrued prior to the Closing Date.

Section 4.02.         Covenants of the REIT. The REIT agrees that, unless Seller agrees in writing or otherwise stated in this Agreement, the REIT will use its commercially reasonable efforts to file the Registration Statement and have the Registration Statement declared effective in accordance with the Securities Act in a manner that does not cause liability under Section 11 of the Securities Act.

V.	MISCELLANEOUS

Section 5.01.         Further Actions. At any time and from time to time, each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

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Section 5.02.         Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (New York City time) on any business day, (c) the second (2nd) business day following the date of delivery to a United States internationally recognized overnight courier service, or (d) upon actual receipt or refusal by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto. For the purposes herein, “business day” means a day on which the Federal Reserve Bank of New York is open for regular business.

Section 5.03.         Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Closing Date, in addition to any other right or remedy available to it, to seek an injunction restraining such breach or threatened breach and to seek specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith.

Section 5.04.         Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement shall only be modified by the written agreement of all parties.

Section 5.05.         Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of, or other authorized person with respect to, the waiving party.

Section 5.06.         Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 5.07.         No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 5.08.         Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 5.09.         Governing Law.

(a)          All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

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(b)          Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c)          If one or more parties shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys' fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

Section 5.10.         WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BRUJGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 5.11.         Attorney's Fees. Should any litigation be commenced between the parties concerning this Agreement, then the party prevailing in the litigation will be entitled, in addition to any other relief that may be granted, to a reasonable sum of money for attorney's fees arising during the litigation. That sum will be determined either: (1) by the court presiding over the litigation; or (2) in a separate action brought for that purpose.

Section 5.12.         Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf' format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf' signature page was an original thereof.

Section 5.13.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

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IN WITNESS WHEREOF, this Agreement has been executed by duly authorized individuals on behalf of each of the parties hereto as of the date first above written.

SELLER

FIRST CAPITAL REAL ESTATE OPERATING PARTNERSHIP, LP

A Delaware limited Partnership

By:	/s/Suneet Singal
	Name:	Suneet Singal
	Title:	CEO First Capital Real Estate Trust Inc.

GADSEN GROTH PROPERTIES, INC.

A Delaware limited Partnership

By:	/s/ John Hartman
Name: John Hartman
Title: CEO

Annex A

Defined Term	Section
“Agreement”	Preamble
“business day”	Section 5.02
“Cash Consideration”	Section 1.02(a)
“Cash Reserve Requirement”	Section 4.01(g)
“Closing”	Section 3.01
“Closing Date”	Section 3.01
“Common Stock”	Recitals
“Definitive Documents”	Section 1.01(b)
“Effective Date Trading Price”	Section 1.01(b)
“Effective Date”	—
“Gadsden Holdings”	Recitals
“Gadsden Realty Investments”	Recitals
“Maximum Seller Mortgage Amount”	Recitals
“OPCO”	Preamble
“Partnership Agreement”	—
“Registration Statement”	Recitals
“REIT”	Preamble
“Release Time”	Section 4.01(a)
“Sale”	Section 1.01(a)
“SEC”	Recitals
“Securities Act”	Recitals
“Seller Mortgage”	Section 1.02(b)
“Seller Owner”	Recitals
“Seller”	Preamble
“Sold Entity Subsidiary”	Recitals
“Sold Entity”	Recitals
“Subject DST (7% OWNERSHIP)”	Recitals
“Transaction Shares”	Recitals
“Underlying DST (7% OWNERSHIP)”	Recitals